Exhibit 3.1
AMENDMENT NO. 2 TO THE
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF WESTERN GAS PARTNERS, LP
     This Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP (this “Amendment”) is made as of the 15th day of April, 2009, by Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”) in accordance with Article XIII of the Partnership Agreement (as such capitalized terms are defined below).
RECITALS
     A. The General Partner is the sole general partner of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”) that is governed by the First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP dated as of May 14, 2008, as amended by Amendment No. 1 thereto dated as of December 19, 2008 (as so amended, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     B. The General Partner has determined that it is desirable to amend certain provisions of Article VI of the Partnership Agreement.
     C. The General Partner has determined that this Amendment will not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.
     D. Acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Partner.
AGREEMENT
     NOW, THEREFORE, the Partnership Agreement is amended as follows:
     1. Amendment and Restatement of Section 6.1(c). Section 6.1(c) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and except as otherwise provided in Section 6.1(c)(iv), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
     (i) Except as otherwise provided in Section 6.1(c)(iv), if a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):
     (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;
     (B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;
     (C) Third, if the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class B Unit (or Converted Class B Unit) or comparable fraction thereof are not identical, (x) to all Unitholders holding the class of Units with the lower Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (y) of this clause (C), and (y) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class B Unit (or Converted Class B Unit) or comparable fraction thereof are equal;
     (D) Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (D), until the

Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;
     (E) Fifth, 100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii)(the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);
     (F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);
     (G) Seventh, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

     (H) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (H).
     (ii) Except as otherwise provided in Section 6.1(c)(iii) or Section 6.1(c)(iv), if a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:
     (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;
     (B) Second, if the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class B Unit (or Converted Class B Unit) or comparable fraction thereof are not identical, to (i) the Unitholders holding the class of Units with the higher Adjusted Capital Account and (ii) the General Partner, in accordance with their Percentage Interests, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof and each Class B Unit (or Converted Class B Unit) or comparable fraction thereof are equal;
     (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C) until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and
     (D) Fourth, the balance, if any, 100% to the General Partner.
     (iii) If a Net Termination Loss is deemed to be recognized pursuant to Section 5.5(d)(i) prior to the conversion of the last Outstanding Subordinated Unit, such Net Termination Loss shall be allocated:
     (A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

     (B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and
     (C) Third, the balance, if any, 100% to the General Partner.
     (iv) If (A) a Net Termination Loss for any prior taxable period has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss is subsequently recognized (or deemed to be recognized pursuant to Section 5.5(d) (other than Section 5.5(d)(i)) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as the case may be, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as the case may be, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.”
     2. Amendment of Section 6.1(d). Section 6.1(d) of the Partnership Agreement is hereby amended to add a new Section 6.1(d)(xiii), which reads in its entirety as follows:
     “(xiii) Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period. Notwithstanding any other provision of this Section 6.1, if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated among the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each

Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items provided for in the immediately preceding sentence envisions that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the General Partner and Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the General Partner and Unitholders holding Subordinated Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidate Date occurs set forth above in this Section 6.1(d)(xiii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the General Partner and all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii).”
     3. Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
     4. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.
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     IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

WESTERN GAS HOLDINGS, LLC, as General Partner
By:	/s/ Robert G. Gwin
	Name:	Robert G. Gwin
	Title:	President and Chief Executive Officer

Signature page to Amendment No. 2 to
First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP